Exhibit 10.43

AMENDMENT TO THE

2016 OMNIBUS INCENTIVE PLAN

WHEREAS, Ryman Hospitality Properties, Inc., a Delaware corporation (the “Company”), adopted the 2016 Omnibus Incentive Plan on May 5, 2016 (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) may, at any time, amend the Plan in accordance with Section 14.1 of the Plan.

WHEREAS, the Board has determined that it is advisable and in the best interests of Company and the holders of restricted stock units previously issued under the Plan (the “RSUs”) to amend the Plan as set forth below in accordance with Section 14.1 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.     The second sentence of Section 15.6 of the Plan shall be deleted and replaced by the following:

“Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligation incident to an award by (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed (i) the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with vesting of all or portion of the Award, or (ii) such higher withholding rates as may be determined by the Committee, which rates shall in no event exceed the maximum individual statutory rate in the applicable jurisdiction at the time of such withholding, but only if such additional withholding, or the direction to provide such additional withholding, does not result in adverse accounting treatment of this Award to the Company) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the wage payment date as determined by the Committee.”

Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

This Amendment has been adopted by the Board of Directors of the Company as of February 10, 2017.